CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Series C common stock, $0.01 par value per share	8,450,000	$64.75	$547,137,500	$74,630

(1)	Assumes that the underwriters exercise their option to purchase 768,182 additional shares.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-182194

P R O S P E C T U S    S U P P L E M E N T

(To Prospectus dated June 18, 2012)

7,681,818 Shares

Discovery Communications, Inc.

Series C Common Stock

The selling stockholder identified in this prospectus supplement is selling 7,681,818 shares of our Series C common stock, par value $0.01 per share. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder, including pursuant to any exercise by the underwriters of their option to purchase additional shares. We are not selling any shares in this offering.

Concurrently with this offering, we have entered into an agreement to repurchase 4,000,000 shares of our Series C convertible preferred stock directly from Advance Programming Holdings, LLC, or APH, in a private, non-underwritten transaction at a price per share equal to $64.1025, which is equal to 99% of the public offering price per share of Series C common stock sold in this offering. The completion of the share repurchase is conditioned upon, among other things, the completion of this offering, but the completion of this offering is not conditioned upon the completion of the share repurchase.

Our Series C common stock trades on The NASDAQ Global Select Market under the symbol ‘‘DISCK’’. On March 6, 2013, the last sale price of our Series C common stock as reported on The NASDAQ Global Select Market was $66.48 per share.

Investing in the Series C common stock involves risks that are described in the ‘‘Risk Factors’’ section on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$64.75	$497,397,715.50
Underwriting discount	$2.26625	$17,408,920.04
Proceeds, before expenses, to the selling stockholder	$62.48375	$479,988,795.46

The underwriters may also exercise their option to purchase up to an additional 768,182 shares of our Series C common stock from the selling stockholder, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March 12, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Citigroup

Co-Managers

RBS	SunTrust Robinson Humphrey

BNY Mellon Capital Markets, LLC	Piper Jaffray	Wells Fargo Securities

The date of this prospectus supplement is March 6, 2013.

We have not, and the selling stockholder and underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling stockholder and underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus that is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell our Series C common stock described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the Series C common stock we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Discovery Communications, Inc., a Delaware corporation, and its consolidated subsidiaries; the term “Discovery” means Discovery Communications, Inc.; and the term “DCH” means Discovery Communications Holding, LLC, a Delaware limited liability company that is an indirect wholly-owned consolidated subsidiary of Discovery. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our Series C common stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our Series C common stock. We are not making any representation to you regarding the legality of an investment in our Series C common stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.discoverycommunications.com. Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of the offering of our Series C common stock:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 14, 2013, as amended by Amendment No. 1 on Form 10-K/A, filed on February 19, 2013, which we refer to, collectively, as our 2012 Annual Report;

•

The information included in the Proxy Statement for our 2012 Annual Meeting of Stockholders, filed on March 30, 2012, to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 17, 2012;

•	Our Current Reports on Form 8-K, filed on January 9, 2012, June 1, 2012, August 23, 2012, November 13, 2012 (relating to Item 5.02) and December 5, 2012; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34177), filed on September 12, 2008.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

(240) 662-2000

Attn: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document.

S-iii

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•	the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	continued consolidation of broadband distribution and production companies;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of our equity method investees;

•	integration of acquired businesses;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•

changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	rapid technological changes;

•	future financial performance, including availability, terms, and deployment of capital;

•	fluctuations in foreign currency exchange rates and political unrest in international markets;

•	the ability of suppliers and vendors to deliver products, equipment, software, and services;

•	the outcome of any pending or threatened litigation;

S-iv

•	availability of qualified personnel;

•	the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union;

•

changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes due to regulatory changes or changes in our corporate structure;

•	changes in the nature of key strategic relationships with partners and equity method investee partners;

•	competitor responses to our products and services and the products and services of the entities in which we have interests;

•	threatened terrorist attacks and military action;

•	reduced access to capital markets or significant increases in costs to borrow;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms; and

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers.

For additional risk factors, refer to Item 1A, “Risk Factors” in our 2012 Annual Report. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus supplement and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

S-v

SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. It may not contain all of the information that you should consider before investing in our Series C common stock. For a more complete discussion of the information you should consider before investing in our Series C common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

Business Overview

We are a global media company that provides content across multiple distribution platforms, including digital distribution arrangements, throughout the world. As one of the world’s largest nonfiction media companies, we provide original and purchased content to more than 1.9 billion cumulative subscribers worldwide through networks that we wholly or partially own. We distribute customized content in the U.S. and over 200 other countries and territories in over 40 languages. Our global portfolio of networks includes prominent television brands such as Discovery Channel, one of the first nonfiction networks and our most widely distributed global brand, TLC and Animal Planet. We also have a diversified portfolio of websites and develop and sell curriculum-based education products and services.

Our objectives are to invest in content for our networks to build viewership, optimize distribution revenue, capture advertising sales, and create or reposition additional branded channels and businesses that can sustain long-term growth and occupy a desired content niche with strong consumer appeal. Our strategy is to maximize the distribution, ratings and profit potential of each of our branded networks. In addition to growing distribution and advertising revenue for our branded networks, we are extending content distribution across new platforms, including brand-aligned websites, on-line streaming, mobile devices, video on demand and broadband channels, which provide promotional platforms for our television content and serve as additional outlets for advertising and distribution revenue. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home satellite operators, and other content distributors who deliver our content to their customers.

Our content spans genres including science, exploration, survival, natural history, technology, docu-series, anthropology, paleontology, history, space, archeology, health and wellness, engineering, adventure, lifestyles, forensics, civilizations, current events and kids. We have an extensive library of content and own all or most rights to the majority of our content and footage, which enables us to exploit our library to launch brands and services into new markets quickly. Our content can be re-edited and updated in a cost-effective manner to provide topical versions of subject matter that can be utilized around the world. Substantially all of our content is produced in high definition format.

The Share Repurchase

Concurrently with this offering, we have entered into an agreement to repurchase 4,000,000 shares of our Series C convertible preferred stock directly from Advance Programming Holdings, LLC, or APH, in a private, non-underwritten transaction at a price per share equal to $64.1025, which is equal to 99% of the public offering price per share of Series C common stock sold in this offering, which repurchase we refer to as the share repurchase. The completion of the share repurchase is conditioned upon, among other things, the completion of this offering, but the completion of this offering is not conditioned upon the completion of the share repurchase. We intend to fund the share repurchase with cash on hand and expect to complete the share repurchase in the second quarter of 2013, subject to the satisfaction or waiver of customary closing conditions and the completion of this offering.

The share repurchase is in addition to our existing stock repurchase program.

Company History

We were formed on September 17, 2008, as a Delaware corporation in connection with Discovery Holding Company, or DHC, and Advance/Newhouse Programming Partnership, or ANPP, combining their respective ownership interests in DCH and exchanging those interests for interests in Discovery, or the Discovery Formation. As a result of the Discovery Formation, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity to DHC.

We have three series of common stock, Series A, Series B and Series C, which trade on The NASDAQ Global Select Market under the symbols DISCA, DISCB and DISCK, respectively.

Our principal executive offices are located at One Discovery Place, Silver Spring, Maryland 20910, and our telephone number is (240) 662-2000.

THE OFFERING

Issuer	Discovery Communications, Inc.

Series C common stock offered by the selling stockholder	7,681,818 shares of Series C common stock (8,450,000 shares if the underwriters exercise in full their option to purchase additional shares).

Series C common stock to be outstanding after this offering	93,580,324 shares of Series C common stock.

Option to purchase additional shares of Series C common stock	The selling stockholder has granted the underwriters an option to purchase up to 768,182 additional shares of Series C common stock owned by it.

Share repurchase	Concurrently with this offering, we have entered into an agreement to repurchase 4,000,000 shares of our Series C convertible preferred stock directly from APH in a private, non-underwritten transaction at a price per share equal to $64.1025, which is equal to 99% of the public offering price per share of Series C common stock sold in this offering. The completion of the share repurchase is conditioned upon, among other things, the completion of this offering, but the completion of this offering is not conditioned upon the completion of the share repurchase. We intend to fund the share repurchase with cash on hand and expect to complete the share repurchase in the second quarter of 2013, subject to the satisfaction or waiver of customary closing conditions and the completion of this offering. See “Summary—The Share Repurchase.”

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder, including pursuant to any exercise by the underwriters of their option to purchase additional shares. See “Use of Proceeds.”

Dividend policy	We have not paid any cash dividends on our Series C common stock, and we have no present intention to do so. Payment of cash dividends, if any, will be determined by our board of directors after consideration of our earnings, financial condition and other relevant factors such as our credit facility’s restrictions on our ability to declare dividends in certain situations. See “Dividend Policy.”

Risk factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, the information under the heading “Risk Factors” on page S-5, prior to purchasing the shares of Series C common stock offered hereby.

NASDAQ Global Select Market symbol	“DISCK”

Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of Series C common stock outstanding as of February 28, 2013 and excludes:

•	56,689,151 shares of Series C common stock held in treasury;

•

48,924,821 shares of Series C common stock reserved for issuance upon conversion of shares of Series C convertible preferred stock, including the 4,000,000 shares of Series C convertible preferred stock that we intend to repurchase pursuant to the share repurchase;

•	99,601 shares of Series C common stock subject to outstanding stock options with a weighted average price of $12.51 per share; and

•	6,563 shares of Series C common stock subject to outstanding stock appreciation rights with a weighted average exercise price of $9.16 per share.

RISK FACTORS

An investment in our Series C common stock involves risk. Before investing in our Series C common stock, you should carefully consider the information included in or incorporated by reference into this prospectus supplement, including the risk factors set forth in Item 1A, “Risk Factors” in our 2012 Annual Report.

USE OF PROCEEDS

All shares of our Series C common stock offered by this prospectus supplement will be sold by the selling stockholder. We will not receive any of the proceeds from the sale of shares by the selling stockholder, including pursuant to any exercise by the underwriters of their option to purchase additional shares.

PRICE RANGE OF SERIES C COMMON STOCK

Our Series C common stock is listed on The NASDAQ Global Select Market and is traded under the symbol “DISCK.” The following table sets forth on a per share basis the range of high and low prices of our Series C common stock for the periods indicated as reported on The NASDAQ Global Select Market.

	High	Low
2011
First Quarter	$39.58	$32.81
Second Quarter	$40.46	$35.17
Third Quarter	$39.74	$31.63
Fourth Quarter	$41.81	$33.19
2012
First Quarter	$47.62	$36.87
Second Quarter	$50.71	$43.92
Third Quarter	$56.48	$44.68
Fourth Quarter	$59.88	$50.73
2013
First Quarter (through March 6, 2013)	$68.51	$59.56

The last reported sale price of our Series C common stock on March 6, 2013 on The NASDAQ Global Select Market was $66.48. As of February  28, 2013, there were 2,072 holders of record of our Class C common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our Series C common stock, and we have no present intention to do so. Payment of cash dividends, if any, will be determined by our board of directors after consideration of our earnings, financial condition and other relevant factors such as our credit facility’s restrictions on our ability to declare dividends in certain situations.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of Series C common stock beneficially owned by the selling stockholder as of March 5, 2013, the number of shares of Series C common stock being offered by the selling stockholder pursuant to this prospectus supplement and the number of shares and percentage of Series C common stock that will be beneficially owned by the selling stockholder immediately after the offering contemplated by this prospectus supplement.

The information in the table below has been obtained from the selling stockholder. When we refer to the “selling stockholder” in this prospectus supplement, we mean the selling stockholder listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the selling stockholder’s interest.

	Shares of Series C Common Stock					Percentage of Series C Common Stock
Name of Selling Stockholder	Amount and Nature of Beneficial Ownership Prior to this Offering	Being Offered	Subject to Underwriters’ Option	Beneficially Owned After this Offering Without Option Exercised	Beneficially Owned After this Offering With Option Exercised	Beneficially Owned Prior to this Offering	Beneficially Owned After this Offering Without Option Exercised	Beneficially Owned After this Offering With Option Exercised
FTI Ventures LLC	8,450,000	7,681,818	768,182	768,182	—	9.0%	*	—

*	Less than one percent

The shares of Series C common stock being offered by this prospectus supplement represent shares of our Series C common stock that were issued in December 2012 to the selling stockholder upon conversion of 8,450,000 shares of our Series C convertible preferred stock, or the Preferred Shares, pursuant to the terms of the Preferred Shares. The Preferred Shares were initially issued to Advance/Newhouse Programming Partnership, or ANPP, pursuant to the Discovery Formation and in December 2012, prior to their conversion, were distributed through a series of transactions to an entity that has an indirect 65% ownership interest in ANPP and at the time owned the selling stockholder. That entity no longer owns the selling stockholder.

Also in December 2012, ANPP distributed to APH, which has a direct 35% ownership interest in ANPP, 4,550,000 shares of Series C convertible preferred stock, 4,000,000 of which we expect to repurchase pursuant to the share repurchase and 550,000 of which will not be sold to us pursuant to the repurchase agreement and will be retained by APH, which we refer to as the Retained Shares. See “Summary—Share Repurchase.”

Following the offering contemplated by this prospectus supplement, ANPP will continue to beneficially own:

•

71,107,312 shares of our Series A convertible preferred stock, including 495,281 shares of our Series A convertible preferred stock held in escrow over which ANPP has sole voting power but not dispositive power;

•	71,107,312 shares of our Series A common stock issuable upon conversion of the shares of Series A convertible preferred stock described above;

•

44,374,821 shares of our Series C convertible preferred stock, including 521,716 shares of our Series C convertible preferred stock held in escrow over which ANPP has sole voting power but not dispositive power; and

•	44,374,821 shares of our Series C common stock issuable upon conversion of the shares of Series C convertible preferred stock described above.

ANPP has been granted registration rights covering all of the shares of common stock issuable upon conversion of the preferred stock held by ANPP. In connection with this offering, we, ANPP, APH and the selling stockholder entered into a letter agreement that (i) extends these registration rights to the shares of our Series C common stock being offered by this prospectus and the 550,000 shares of our Series C common stock issuable upon conversion of the Retained Shares, (ii) obligates us to file this prospectus supplement prior to March 8, 2013 and (iii) obligates us to file a prospectus supplement covering the Retained Shares prior to December 31, 2013.

We have been advised by the selling stockholder that none of ANPP, the selling stockholder, APH or their respective affiliates presently intends to dispose of any shares of our capital stock held by any of them, except as otherwise described in this prospectus supplement.

Under the terms of our restated certificate of incorporation, holders of our Series A convertible preferred stock have the right to designate three preferred stock directors to our board of directors, subject to certain conditions. The three preferred stock directors currently serving on our board of directors are S. Decker Anstrom, Robert J. Miron and Steven A. Miron. In addition, holders of our Series A convertible preferred stock have special voting rights as to certain enumerated matters, including material amendments to our restated certificate of incorporation and bylaws, fundamental changes in our business, mergers and other business combinations, certain acquisitions and dispositions and future issuances of capital stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF SERIES C COMMON STOCK

The following is a discussion of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our Series C common stock by Non-U.S. Holders (defined below). This discussion does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our Series C common stock. It is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with a retroactive effect.

This discussion assumes that shares of our Series C common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. It does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, regulated investment companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold our Series C common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or holders subject to the alternative minimum tax). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address Medicare contribution tax or estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our Series C common stock that for U.S. federal income tax purposes is not treated as a partnership and is not:

•	an individual who is a citizen or resident of the United States;

•

a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Series C common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our Series C common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our Series C common stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SERIES C COMMON STOCK.

Distributions on Our Series C Common Stock

Distributions of cash or property on our Series C common stock generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s basis in our Series C common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Series C Common Stock.” Any such distribution would also be subject to the discussion below under the section titled “Withholding and Information Reporting Requirements — FATCA.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with the appropriate IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, a reduction in withholding under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) certifying that a dividend paid on our Series C common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, the holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Series C Common Stock

Subject to the discussion below under the section titled “Withholding and Information Reporting Requirements — FATCA,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our Series C common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation,” or USRPHC, as defined in the Internal Revenue Code, at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our Series C common stock, and certain other requirements are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources (including gain, if any, realized on a disposition of our Series C common stock) exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC.

Withholding and Information Reporting Requirements — FATCA

Provisions of the Internal Revenue Code commonly referred to as “FATCA” will impose U.S. federal withholding tax of 30% on payments of dividends on, and gross proceeds from the sale or disposition of, our Series C common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt under FATCA. Under final regulations issued by the U.S. Department of Treasury on January 17, 2013, withholding under FATCA will only apply (1) to payments of dividends on our Series C common stock made after December 31, 2013 and (2) to payments of gross proceeds from a sale or other disposition of our Series C common stock made after December 31, 2016. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits for such taxes.

Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in our Series C common stock, and the entities through which they hold our Series C common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

We or another withholding agent must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our Series C common stock paid to the holder and the tax withheld, if any, with respect to the distributions.

Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our Series C common stock. The certification procedures described above under “Distributions on Our Series C Common Stock,” will satisfy the certification requirements to avoid backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Series C common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

Our Series C common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Series C common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Merrill LyncIncorporated	2,780,819
J.P. Morgan Securities LLC	2,780,819
Citigroup Global Markets Inc.	1,390,409
RBS Securities Inc.	192,045
SunTrust Robinson Humphrey, Inc.	192,045
BNY Mellon Capital Markets, LLC	115,227
Piper Jaffray & Co.	115,227
Wells Fargo Securities, LLC	115,227

Total	7,681,818

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.26262 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$64.75	$497,397,715.50	$547,137,500.00
Underwriting discount	$2.26625	$17,408,920.04	$19,149,812.50
Proceeds, before expenses, to the selling stockholder	$62.48375	$479,988,795.46	$527,987,687.50

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by the selling stockholder.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 768,182 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that we will not for a period of 90 days after the date of this prospectus supplement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or (except in the case of a registration statement on Form S-8 with respect to certain employee benefit plans) file a registration statement with the Securities and Exchange Commission relating to, any Series A common stock or Series C common stock (“Covered Securities”) or any securities convertible into or exercisable or exchangeable for Covered Securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Covered Securities or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Covered Securities or such other securities, in cash or otherwise, in each case other than:

•	the shares to be sold by the selling stockholder in the offering;

•

equity-based awards and any Covered Securities underlying or subject to such awards, granted pursuant to any employee benefit plan, equity incentive plan or other employee or director compensation plan described in this prospectus supplement;

•	any Covered Securities issued upon the exercise or vesting of equity-based awards outstanding on the date of the underwriting agreement and described in this prospectus supplement;

•

any securities issued upon conversion of any of our securities outstanding on the date of the underwriting agreement and described in this prospectus supplement pursuant to the terms of such outstanding securities;

•

any securities issued in connection with the acquisition by us of the securities, business, property or other assets of another person or entity, or pursuant to any employee benefit plan assumed by us in connection with any such acquisition and any securities issued in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Covered Securities issued or issuable pursuant to this clause does not exceed 5% of the number of shares of Covered Securities outstanding on the date hereof and provided further that each such recipient of such securities shall execute and deliver a lock-up agreement.

Our directors and executive officers, the selling stockholder and certain of our significant stockholders have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Covered Securities or any securities convertible into or exercisable or exchangeable for Covered Securities (including the Covered Securities or such other securities that may be deemed to be beneficially owned by such persons or entities in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-Up Securities”), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of the Lock-Up Securities, in each case other than:

•	the sale of the Lock-Up Securities by the selling stockholder pursuant to this offering;

•	transfers or dispositions of the Lock-Up Securities to us or our affiliates in the share repurchase transaction described above under “Summary—The Share Repurchase”;

•

entry into a written Rule 10b5-1 trading plan for the transfer of Lock-Up Securities, provided that such plan does not provide for the transfer of Lock-Up Securities during the restricted period contemplated by the lock-up agreement and subject to certain limitations on public announcements of the entry into such plan;

•	transfers or dispositions of Lock-Up Securities pursuant to written Rule 10b5-1 trading plans in effect on the date of the underwriting agreement;

•

dispositions of Lock-Up Securities to us in a transaction exempt from Section 16(b) of the Exchange Act in connection with the exercise or vesting of any equity-based awards granted under a stock incentive plan or stock purchase plan of ours described in this prospectus supplement or the vesting, delivery or settlement of Lock-Up Securities in order to pay or provide for any taxes due on such exercise, vesting, delivery or settlement, or to pay the exercise price thereof;

•

transfers of the Lock-Up Securities to family members or to a trust formed for the benefit of such person or a family member of such person, in each case, for estate planning purposes in a transaction not involving a disposition for value, provided that the recipient of such Lock-Up Securities enters into a lock-up agreement and subject to certain limitations on filings and public announcements;

•

transfers of Lock-Up Securities as a bona fide gift or gifts, provided that the recipient of such Lock-Up Securities enters into a lock-up agreement and subject to certain limitations on filings and public announcements;

•

distributions of Lock-Up Securities to members or stockholders of such entity, provided that the recipient of such Lock-Up Securities enters into a lock-up agreement and subject to certain limitations on filings and public announcements; and

•

transfers or dispositions by certain directors and executive officers of a limited, fixed number of shares in the aggregate amount for all such persons of 821,923 shares of Covered Securities following the date that is 15 days after the date of the Underwriting Agreement for the offering.

NASDAQ Global Market Listing

The shares are listed on The NASDAQ Global Select Market under the symbol “DISCK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series C common stock. However, the representatives may engage in transactions that stabilize the price of the Series C common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Series C common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series C common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Series C common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Series C common stock or preventing or retarding a decline in the market price of our Series C common stock. As a result, the price of our Series C common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series C common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the Series C common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Series C common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Series C common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or with the selling stockholder or its affiliates, including acting as underwriters or managers of our securities offerings. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets, Inc., RBS Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC currently serve as lenders and/or agents under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of our Series C common stock offered by this prospectus supplement will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our 2012 Annual Report, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Discovery Communications, Inc.

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications Holding, LLC and/or Discovery Communications, LLC)

Series A Common Stock

Series C Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Warrants

Discovery Communications Holding, LLC

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications, LLC and/or Discovery Communications, Inc.)

Discovery Communications, LLC

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications Holding, LLC and/or Discovery Communications, Inc.)

We may issue securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Discovery Communications, Inc. has three series of common stock, Series A, Series B and Series C, which trade on the Nasdaq Global Select Market under the symbols DISCA, DISCB and DISCK, respectively.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Our principal executive offices are located at One Discovery Place, Silver Spring, Maryland 20910, and our telephone number is (240) 662-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2012

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates, references in this prospectus to “we”, “our” and “us” refer, collectively, to Discovery Communications, Inc., a Delaware corporation, and its consolidated subsidiaries; the term “Discovery” means Discovery Communications, Inc.; the term “DCH” means Discovery Communications Holding, LLC, a Delaware limited liability company that is an indirect wholly-owned consolidated subsidiary of Discovery; and the term “DCL” means Discovery Communications, LLC, a Delaware limited liability company that is an indirect wholly-owned consolidated subsidiary of Discovery.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. Discovery may offer any of the following securities: debt securities, Series A common stock, Series C common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units and warrants. DCH may offer debt securities guaranteed by DCL and/or Discovery. DCL may offer debt securities guaranteed by DCH and/or Discovery.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

WHERE YOU CAN FIND MORE INFORMATION

Discovery files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by Discovery with the SEC are also available on its website at http://www.discoverycommunications.com. Discovery’s website is not a part of this prospectus and is not incorporated by reference into this prospectus. You may also read and copy any document Discovery files at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-34177) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 17, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 8, 2012;

•	Current Reports on Form 8-K filed on January 9, 2012, January 23, 2012, April 4, 2012, April 30, 2012, May 11, 2012, May 17, 2012, May 18, 2012, May 23, 2012 and June 1, 2012; and

•

The descriptions of Discovery’s common stock and rights plan contained in its Registration Statements on Form 8-A filed on September 12, 2008, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

One Discovery Place

Silver Spring, MD 20910

(240) 662-2000

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus, as well as in other public statements we may make, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects and anticipated sources and uses of capital. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•	the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	continued consolidation of broadband distribution and production companies;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of our equity method investees;

•	integration of acquired businesses;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•

changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand (“VOD”), internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	rapid technological changes;

•	future financial performance, including availability, terms, and deployment of capital;

•	fluctuations in foreign currency exchange rates and political unrest in international markets;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility of an industry-wide strike or other job action affecting a major entertainment industry union, or the duration of any existing strike or job action;

•

changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes applicable to our operations due to regulatory changes or changes in our corporate structure;

•	changes in the nature of key strategic relationships with partners and equity method investee partners;

•	competitor responses to our products and services and the products and services of the entities in which we have interests;

•	threatened terrorist attacks and military action;

•	reduced access to capital markets or significant increases in costs to borrow;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms; and

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor in Discovery, DCH or DCL should consider all risks and uncertainties disclosed in our SEC filings, described above under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

ABOUT THE REGISTRANTS

Discovery Communications, Inc.

Discovery is a global nonfiction media and entertainment company that provides programming across multiple distribution platforms throughout the world. We distribute customized programming, in over 40 languages, in the U.S. and over 200 other countries and territories. Our global portfolio of networks includes prominent television brands such as Discovery Channel, one of the first nonfiction networks and our most widely distributed global brand, TLC and Animal Planet. We also have a diversified portfolio of websites and other digital media services, develop and sell curriculum-based products and services and provide postproduction audio services.

Our objectives are to invest in content for our networks to build viewership, optimize distribution revenue, capture advertising sales and create or reposition additional branded channels and businesses that can sustain long-term growth and occupy a desired programming niche with strong consumer appeal. Our strategy is to optimize the distribution, ratings and profit potential of each of our branded networks. In addition to growing distribution and advertising revenues for our branded networks, we are extending content distribution across new platforms, including brand-aligned websites, mobile devices, VOD, broadband channels and on-line streaming, which provide promotional platforms for our television programming and serve as additional outlets for advertising and distribution revenues.

Our content spans genres including science, exploration, survival, natural history, sustainability, technology, docu-series, anthropology, paleontology, history, space, archaeology, health and wellness, engineering, adventure, lifestyles, forensics, civilizations and current events. Our programming tends to maintain its relevance for an extended period of time. As a result, a significant amount of our content translates well across international borders and is made even more accessible through extensive use of dubbing and subtitles in local languages. We also create local programming tailored to individual market preferences.

We have an extensive library of content and own all or most rights to the majority of our programming and footage, which enables us to exploit our library to launch new brands and services into new markets quickly. Our programming can be re-edited and updated in a cost-effective manner to provide topical versions of subject matter that can be utilized around the world. Substantially all of our programming is produced in high definition format.

Our media content is designed to target key audience demographics and the popularity of our programming creates a reason for advertisers to purchase commercial time on our channels. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home satellite operators and other content distributors to deliver our programming to their customers.

Discovery has three series of common stock, Series A, Series B and Series C, which trade on the Nasdaq Global Select Market under the symbols DISCA, DISCB and DISCK, respectively. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20190, and the telephone number is (240) 662-2000.

We became a public company on September 17, 2008 in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in DCH and exchanging those interests with and into Discovery (the “Discovery Formation”). DCH owned and operated various television networks, website properties and other digital media services throughout the world and sold curriculum-based education products and services. As a result of the Discovery Formation, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity to DHC under the Exchange Act. We were incorporated in Delaware on April 28, 2008.

Discovery Communications Holding, LLC

DCH is an indirect wholly-owned subsidiary of Discovery and the sole owner of DCL. DCH was organized in Delaware on April 13, 2007. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20910, and its telephone number is (240) 662-2000.

Discovery Communications, LLC

DCL is an indirect wholly-owned subsidiary of Discovery. Substantially all of the operations of Discovery are conducted through DCL. DCL was converted into a Delaware limited liability company on May 14, 2007. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20910, and its telephone number is (240) 662-2000.

SELECTED FINANCIAL DATA

The following table sets forth selected financial information which has been revised to reflect the adoption of a new accounting principle. Effective January 1, 2012, we adopted the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. As described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, these updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises our annual information for the periods presented to apply the new presentation required by this pronouncement.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited; in millions)

	For the Years Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Net income	$1,133	$669	$564
Other comprehensive income, net of tax:
Currency translation adjustments, net	10	(19)	27
Market value adjustments and reclassifications for securities and derivatives, net	—	7	30

Comprehensive income	1,143	657	621
Comprehensive income attributable to noncontrolling interests	(1)	(16)	(15)

Comprehensive income attributable to Discovery Communications, Inc. stockholders	$1,142	$641	$606

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Discovery for the periods indicated.

	For the Three Months Ended	For the Years Ended
	March 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009 (recast) (2)	December 31, 2008 (recast) (2)	December 31, 2007(3)
Ratio of earnings to fixed charges(1)	7.5x	7.9x	5.3x	4.9x	3.7x	1.0x
Ratio of earning to combined fixed charges and preferred stock dividends(1)	7.5x	7.9x	5.3x	4.6x	3.7x	1.0x

(1)	For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes, (earnings) loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.
(2)	The 2009 and 2008 financial information has been recast so that the basis of presentation is consistent with that of the 2010 and 2011 financial information. This recast reflects (i) the adoption of accounting guidance that amends the model for determining whether an entity should consolidate a variable interest entity, which resulted in the deconsolidation of the Oprah Winfrey Network and Animal Planet Japan and (ii) the results of operations of the Antenna Audio business as discontinued operations.
(3)	The results for 2007 reflect only the results of our predecessor, DHC.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

Discovery, DCH and/or DCL, each of which we refer to in this section as an issuer, may offer, from time to time, unsecured general obligations, which may be senior or subordinated. We refer to the senior unsecured general obligations as senior debt securities, the subordinated unsecured general obligations as the subordinated debt securities and the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.

DCL may issue senior debt securities from time to time, in one or more series, under the senior indenture, dated as of August 19, 2009 (as amended or supplemented from time to time, the “DCL senior indenture”) among DCL, Discovery, as guarantor, and U.S. Bank National Association, as senior trustee. Discovery and DCH may issue senior debt securities from time to time, in one or more series, under a senior indenture to be entered into between the applicable issuer and a senior trustee named in a prospectus supplement. The DCL senior indenture and forms of senior indenture for Discovery and DCH are filed as exhibits to this registration statement. Each issuer may issue subordinated debt securities from time to time, in one or more series, under a subordinated indenture between the applicable issuer and a subordinated trustee named in a prospectus supplement. The forms of subordinated indenture for each issuer are filed as exhibits to this registration statement. If Discovery, DCH and/or DCL guarantees the senior debt securities or subordinated debt securities issued by any of the other issuers, that guarantor will also become a party to the issuer’s senior indenture or subordinated indenture, as applicable. The DCL senior indenture, the forms of senior indenture for Discovery and DCH and the subordinated indentures are referred to individually as an indenture and collectively as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the debt trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that may be issued by any of the issuers. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by the issuer and may be payable in any currency or currency unit designated by the issuer or in amounts determined by reference to an index.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of the issuer and will rank pari passu with the issuer’s other unsecured and unsubordinated obligations. The subordinated debt securities will constitute the issuer’s unsecured and subordinated obligations and will be junior in right of payment to the issuer’s Senior Indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be the issuer’s unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the issuer, title and type of the debt securities;

•

whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, as applicable, that the subordination provisions of the indenture shall apply to the securities of that series or that any different subordination provisions, including different definitions of the terms “senior indebtedness” or “existing subordinated indebtedness,” shall apply to securities of that series;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which the issuer will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the series of debt securities will be guaranteed as to payment or performance;

•	any material U.S. federal tax implications of the debt securities; and

•	any other material terms of the debt securities.

The issuer may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. The issuer will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

The issuer may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either the issuer or any of the issuer’s subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of the issuer’s or its subsidiaries’ property or capital stock, or restricting either the issuer or any of the issuer’s subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, the issuer may not consolidate with or merge into any other person, in a transaction in which the issuer is not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes the issuer’s obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the senior debt securities protection in the event the issuer has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. An event of default for any series of senior debt securities is defined under the senior indenture as being:

•

the issuer’s default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•

the issuer’s default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

the issuer’s default in the performance of or breach of any of its covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after the issuer receives written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	there occurs any other event of default provided for in such series of senior debt securities;

•

a court having jurisdiction enters a decree or order for (1) relief in respect of the issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuer or for all or substantially all of the issuer’s property and assets; or (3) the winding up or liquidation of the issuer’s affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•

the issuer (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law; (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuer’s for all or substantially all of the issuer’s property and assets; or (3) effects any general assignment for the benefit of creditors.

The default by the issuer under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to the issuer and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to the issuer and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of at least a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•

during such 60-day period, the holders of at least a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of the issuer’s officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of the issuer’s compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance. The senior indenture provides that the issuer (a) may be discharged from its obligations in respect of the debt securities (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Consolidation, Merger and Sale of Assets”, when the issuer has irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the debt securities of such series are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the debt securities. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, the issuer’s delivery of an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Modification and Waiver. The issuer and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to the issuer, and the assumption by such successor corporation of the issuer’s covenants, agreements and obligations under the senior indenture;

•

to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•

to add to the issuer’s covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and the issuer’s compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the amount of senior debt securities whose holders must consent to a supplemental indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Members. The senior indenture provides that no recourse shall be had under or upon any obligation, covenant or agreement of the issuer’s in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director or member, past, present or future, of the issuer or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee thereunder should it become a creditor of Discovery, DCH, DCL or any of their subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

The issuer may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination and the remedies and procedures upon an event of default described above under “— Certain Terms of the Senior Debt Securities — Events of Default,” or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of the issuer’s Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of the issuer’s Senior Indebtedness, the issuer may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of the issuer’s assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all the issuer’s Senior Indebtedness. Because of this subordination, if the issuer dissolves or otherwise liquidates, holders of its subordinated debt securities may receive less, ratably, than holders of the issuer’s Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. The issuer’s senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Guarantees

Parent Guarantee. Unless the applicable prospectus supplement states otherwise, Discovery will fully and unconditionally guarantee (the “Discovery parent guarantee”) to each holder of debt securities issued by DCH or DCL pursuant to this prospectus the due and punctual payment of the principal of, and any premium and any interest on, those debt securities, when and as the same becomes due and payable, whether at maturity, upon acceleration or otherwise. In addition, if indicated in the applicable prospectus supplement, DCH will fully and unconditionally guarantee (the “DCH parent guarantee” and together with the Discovery parent guarantee, the “parent guarantees”) the due and punctual payment of the principal of, and any premium and any interest on debt securities issued by DCL. The related prospectus supplement will describe the parent guarantees, including the terms under which the parent guarantees will be provided. The parent guarantees will be unsecured and, with respect to parent guarantees of senior debt securities, will rank equally with all other unsecured and unsubordinated obligations of DCH and/or Discovery as applicable, and with respect to parent guarantees of subordinated debt securities, will rank equally with all other unsecured and subordinated obligations of DCH and/or Discovery as applicable.

Subsidiary Guarantee. Unless otherwise indicated in a prospectus supplement, none of the debt securities will be guaranteed by any subsidiaries of the issuer. If the applicable prospectus supplement specifies otherwise, however, DCL may fully and unconditionally guarantee to each holder of debt securities issued by Discovery or DCH and DCL (each, a “subsidiary guarantor”) may fully and unconditionally guarantee to each holder of debt securities issued by Discovery (each, a “subsidiary guarantee”), the due and punctual payment of the principal of, and any premium and any interest on, those debt securities, when and as the same becomes due and payable, whether at maturity, upon acceleration or otherwise. None of the issuers’ other subsidiaries is now required, or will be required by the indentures, to guarantee any series of the debt securities. The related prospectus supplement will describe the subsidiary guarantee and the terms under which such subsidiary guarantee will be provided. The subsidiary guarantees will be unsecured and, with respect to subsidiary guarantees of senior debt securities, will rank equally with all other unsecured and unsubordinated obligations of the respective subsidiary guarantor, and, with respect to the subsidiary guarantee of subordinated debt securities, will rank equally with all other unsecured and subordinated obligations of the respective subsidiary guarantor.

The subsidiary guarantees will provide that the obligations of each subsidiary guarantor will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance. The subsidiary guarantees of the debt securities may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceability. To the extent that a United States court were to find that (x) the subsidiary guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the subsidiary guarantee did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantees and any subsidiary guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the subsidiary guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a subsidiary guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the subsidiary guarantees in favor of a subsidiary guarantor’s other creditors. If the subsidiary guarantees were subordinated by a court, payments of principal and interest on the debt securities generally would be subject to the prior payment in full of all other indebtedness of the subsidiary guarantor. Among other things, a legal challenge of the subsidiary guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of the issuance by the issuer of the debt securities. The extent (if any) to which a particular subsidiary guarantor may be deemed to have received such benefits may depend on the use of the proceeds of any offering of debt securities which are guaranteed by the subsidiary guarantors, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the subsidiary guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. There can be no assurance, however, that a court would determine that any particular subsidiary guarantor received fair consideration or reasonably equivalent value for issuing its subsidiary guarantee.

DESCRIPTION OF COMMON STOCK

General

The following is a description of the material terms and provisions of Discovery’s common stock. It may not contain all the information that is important to you. You can access complete information by referring to Discovery’s restated charter and bylaws.

Under Discovery’s restated charter, it has authority to issue 3,800,000,000 shares designated as common stock, par value $0.01 per share. Discovery’s common stock is divided into three series. Discovery has authorized 1,700,000,000 shares of Series A common stock, 100,000,000 shares of Series B common stock, and 2,000,000,000 shares of Series C common stock. As of June 13, 2012, 146,064,502 shares of Series A common stock, 6,570,067 shares of Series B common stock and 98,760,433 shares of Series C common stock were issued and outstanding.

Common Stock

The holders of Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of Series A common stock are entitled to one vote for each share held, and the holders of Series B common stock are entitled to ten votes for each share held, on all matters voted on by stockholders, including elections of directors (other than the directors to be elected by the holders of Series A convertible preferred stock, as provided in “Description of Preferred Stock— Series A Convertible Preferred Stock and Series C Convertible Preferred Stock — Series A Preferred Stock Directors” below). The holders of Series C common stock are not entitled to any voting powers, except as required by Delaware law. If the vote or consent of holders of Series C common stock is required for a matter by Delaware law, the holders of Series C common stock will be entitled to 1/100th of a vote for each share held. Subject to any preferential rights of holders of Series A convertible preferred stock and any other outstanding series of Discovery’s preferred stock created by Discovery’s board from time to time, the holders of outstanding shares of Series A common stock, Series B common stock, Series A convertible preferred stock, and each series of any other preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by stockholders of Discovery (excluding, with respect to the holders of Series A convertible preferred stock, the election of the directors to be elected by the holders of common stock). In addition, the consent of holders of 75% of the then-outstanding shares of Series B common stock, voting together as a separate class, is required for any issuance of shares of Series B common stock by Discovery (except in limited circumstances).

Dividends

Subject to any preferential rights of any outstanding series of Discovery’s preferred stock created by Discovery’s board from time to time, the holders of Discovery’s common stock are entitled to such dividends as may be declared from time to time by Discovery’s board from funds available therefor. Except as otherwise described under “— Distributions,” whenever a dividend is paid to the holders of one of series of common stock, Discovery will also pay to the holders of the other series of common stock an equal per share dividend.

Conversion

Each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Series A common stock and Series C common stock are not convertible.

Distributions

Distributions made in shares of Series A common stock, Series B common stock, Series C common stock or any other security with respect to Series A common stock, Series B common stock or Series C common stock may be declared and paid only as follows:

•

a share distribution (i) consisting of shares of Series C common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A common stock (or securities convertible therefor) to holders of Series A common stock, on an equal per share basis, (y) shares of Series B common stock (or securities convertible therefor) to holders of Series B common stock, on an equal per share basis, and (z) shares of Series C common stock (or securities convertible therefor) to holders of Series C common stock, on an equal per share basis; or

•

a share distribution consisting of shares of any class or series of securities of Discovery or any other person, other than Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of Discovery’s common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Discovery’s common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provision and the holders of Series A common stock, Series B common stock and Series C common stock receiving securities of the class or series such that the relative voting rights of the securities of the class or series of securities to be received by the holders of each series of common stock corresponds, to the extent practicable, to the relative voting rights of each such series of Discovery’s common stock, and provided further that, in each case, the distribution is otherwise made on an equal per share basis; and provided further that the holders of Discovery Series B common stock have a consent right with respect to certain distributions of voting securities on Discovery Series C common stock and certain distributions pursuant to which the holders of Discovery Series B common stock would receive voting securities with lesser voting rights than those of the Discovery Series B common stock.

Discovery may not reclassify, subdivide or combine any series of its common stock without reclassifying, subdividing or combining the other series of its common stock, on an equal per share basis.

The foregoing distribution provisions were structured to ensure that all holders of Discovery common stock are treated equally in a distribution, while protecting the relative voting rights associated with each of the Series A and Series B shares of Discovery common stock. The distribution provisions permit holders of each series to receive a distribution of shares of the same series because such a distribution would not affect any series’ relative voting rights. The distribution provisions also permit Series C shares to be distributed to all holders of Discovery common stock because the relative voting power of the holders of Discovery Series A and Series B common stock would not be diluted by a distribution of non-voting stock. However, the distribution provisions do not permit either Series A shares or Series B shares to be distributed to all holders of Discovery common stock because the voting power of the holders of the higher voting series of stock would be diluted by the distribution of their series of voting stock to lower voting or non-voting series of stock. Lastly, the distribution provisions relating to other Discovery securities or non- Discovery stock replicate, to the extent practicable, the protections afforded to the various series of Discovery common stock described above.

Liquidation and Dissolution

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment in full of any preferential amounts to which Discovery’s preferred stock holders may be entitled including the liquidation preference granted to holders of Series A convertible preferred stock and Series C convertible preferred stock as described in the section “Description of Preferred Stock— Series A Convertible Preferred Stock and Series C Convertible Preferred Stock — Liquidation Preference” below, the holders of Series A common stock, Series B common stock, Series C common stock and Series A convertible preferred stock and Series C convertible preferred stock will share equally, on a share for share basis (and in case of holders of Series A convertible preferred stock and Series C convertible preferred stock, on an as converted into common stock basis), in Discovery’s assets remaining for distribution to the holders of Discovery’s common stock.

Anti-Takeover Effects of Provisions of the Restated Charter and Bylaws

Board of Directors

Discovery’s restated charter and bylaws provide that, subject to any rights of the holders of any series of Discovery’s preferred stock to elect additional directors and rights of holders of Series A convertible preferred stock to elect Series A preferred stock directors, the number of Discovery’s directors will not be less than three or greater than fifteen directors. The members of Discovery’s board (other than those who may be elected by holders of Discovery’s preferred stock or Series A preferred stock directors), which we refer to as common stock directors, are divided into three classes. Each class of common stock directors consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of common stock directors. The term of office of Discovery’s Class I directors expires at the annual meeting of Discovery stockholders in 2015. The term of office of Discovery’s Class II directors expires at the annual meeting of Discovery stockholders in 2013. The term of office of Discovery’s Class III directors expires at the annual meeting of Discovery stockholders in 2014. At each annual meeting of Discovery stockholders, the successors of that class of common stock directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, Discovery’s common stock directors may be removed from office only for cause (as defined in Discovery’s restated charter) upon the affirmative vote of the holders of at least a majority of the aggregate voting power of Discovery’s outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, vacancies in the offices of common stock directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on Discovery’s board, will be filled only by the affirmative vote of a majority of the remaining common stock directors then in office (even though less than a quorum) or by the sole remaining common stock director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting Discovery’s board will shorten the term of any incumbent director, except as may be provided in the restated charter of Discovery or in any certificate of designation with respect to a series of Discovery’s preferred stock with respect to any additional director elected by the holders of that series of Discovery’s preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of Discovery’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors (and in certain circumstances three elections) for any individual or group to gain control of Discovery’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Discovery.

No Stockholder Action by Written Consent; Special Meetings

Discovery’s restated charter provides that, (except (i) as otherwise provided in the terms of any series of preferred stock or (ii) with respect to an action taken by the holders of Series B common stock when voting together as a separate class), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Holders of Series A convertible preferred stock voting as a separate class on any Special Class Vote Matter (as defined below under “Description of Preferred Stock — Series A Convertible Preferred Stock and Series C Convertible Preferred Stock — Special Class Vote Matters”) or on the election or removal of Series A preferred stock directors are permitted to act by written consent. Except as otherwise required by law and subject to the rights of the holders of any series of Discovery’s preferred stock, special meetings of Discovery stockholders for any purpose or purposes may be called only by Discovery’s Secretary at the request of at least 75% the directors of Discovery’s board then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Advance Notice Procedures

Discovery’s bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of Discovery stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to Discovery’s Secretary. To be timely, a stockholder’s notice must be given to Discovery’s Secretary at Discovery’s offices as follows:

(1) with respect to an annual meeting of Discovery stockholders that is called for a date not more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 90th day prior to such anniversary and no later than the close of business on the 60th day prior to such anniversary;

(2) with respect to an annual meeting of Discovery stockholders that is called for a date which is more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 100th day prior to the current annual meeting and not later than the close of business on the later of (A) the 70th day prior to the current annual meeting or (b) the 10th day following the day on which Discovery first publicly announces the date of the current annual meeting; and

(3) with respect to an election to be held at a special meeting of Discovery stockholders, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

The public announcement of an adjournment or postponement of a meeting of Discovery stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to Discovery’s board at any meeting is increased, and Discovery does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it will be delivered to Discovery’s Secretary at Discovery’s offices not later than the close of business on the 10th day following the day on which Discovery first made the relevant public announcement.

Amendments

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock and rights of holders of Series A convertible preferred stock with respect to the Special Class Vote Matters, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of Discovery’s restated charter or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of Discovery stockholders or (2) which has been approved by at least 75% of the members of Discovery’s board then in office. Subject to the rights of holders of Series A convertible preferred stock to approve the amendments of any material bylaw provisions, Discovery’s restated charter further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of Discovery’s bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of Discovery’s board then in office.

Supermajority Voting Provisions

In addition to the Special Class Vote Matters and supermajority voting provisions discussed under “— Amendments” above, Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required for:

•

Discovery’s merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of Discovery stockholders, or (2) that at least 75% of the members of Discovery’s board of directors then in office have approved;

•

the sale, lease or exchange of all, or substantially all, of Discovery’s assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of Discovery’s board of directors then in office have approved; or

•

Discovery’s dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of Discovery’s board of directors then in office have approved such dissolution.

Shareholder Rights Plan

On September 17, 2008, the Discovery board of directors declared a dividend of preferred share purchase rights to holders of record of Discovery’s common stock and holders of record of Discovery’s convertible preferred stock as of immediately after the effectiveness of the merger (the “Record Date”). The dividend consisted of one Series A Right for each share of Series A common stock outstanding or Series A convertible preferred stock outstanding on the Record Date, one Series B Right for each share of Series B common stock outstanding on the Record Date and one Series C Right for each share of Series C common stock outstanding or Series C convertible preferred stock outstanding on the Record Date. Each Series A Right represents the right to purchase 1/1000th of a share of Discovery’s Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Junior Preferred Stock”), each Series B Right represents the right to purchase 1/1000th of a share of Discovery’s Series B Junior Participating Preferred Stock, par value $.01 per share (the “Series B Junior Preferred Stock”) and each Series C Right (collectively with the Series A Rights and the Series B Rights, the “Rights”) represents the right to purchase 1/1000th of a share of Discovery’s Series C Junior Participating Preferred Stock, par value $.01 per share (the “Series C Junior Preferred Stock” and, collectively with the Series A Junior Preferred Stock and the Series B Junior Preferred Stock, the “Junior Preferred Stock”).

The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 17, 2008 and amended as of December 10, 2008, as the same may be further amended from time to time (the “Rights Agreement”), between Discovery and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (as described below) or (ii) 10 business days (or such later date as may be determined by action of the board of directors of Discovery prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the common stock certificates or Convertible Preferred Stock certificates outstanding as of the Record Date, by such common stock certificate or Convertible Preferred Stock certificate together with the Summary of Rights included in Amendment No. 1 to the Rights Agreement between Discovery and Computershare Trust Company, N.A. dated December 10, 2008 and incorporated by reference herein, or in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the common stock or the Convertible Preferred Stock. Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 10% or more of the outstanding shares of common stock. Notwithstanding the foregoing, generally, where a person or group of affiliated or associated persons has a Schedule 13G on file with the SEC pursuant to the requirements of Rule 13d-1 under the Exchange Act, and only for so long as such person or group of affiliated or associated persons continues to report on Schedule 13G, does not acquire beneficial ownership of shares of Series A common stock representing 10% or more of the outstanding shares of common stock (for purposes of calculating the shares of Series A common stock beneficially owned by a person, treating any shares of Series B common stock beneficially owned as having been converted into shares of Series A common stock) and does not acquire beneficial ownership of 5% or more of the outstanding shares of Series B common stock, such person or group of affiliated or associated persons becomes an Acquiring Person upon acquiring beneficial ownership of 20% or more of the outstanding shares of common stock.

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock or the Convertible Preferred Stock. Until the Distribution Date (or earlier expiration of the Rights), new common stock certificates or Convertible Preferred Stock certificates issued after the Record Date upon transfer or new issuances of common stock or Convertible Preferred Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the transfer of any shares of common stock or Convertible Preferred Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with such shares of common stock or Convertible Preferred Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Series A Rights (“Series A Rights Certificates”), the Series B Rights (“Series B Rights Certificates”) and the Series C Rights (“Series C Rights Certificates” and, collectively with the Series A Right Certificates and the Series B Right certificates, the “Rights Certificates”) will be mailed to holders of record of the Series A common stock, the Series B common stock, the Series C common stock, the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock, respectively (other than any Acquiring Person or any Associate or Affiliate of an

Acquiring Person), as of the close of business on the Distribution Date, and thereafter such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on September 17, 2018 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Discovery, in each case as described below.

The Purchase Price payable to exercise the Rights, and the number of shares of Junior Preferred Stock or other securities or property issuable upon any such exercise are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of the Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock at a price, or securities convertible into Junior Preferred Stock with a conversion price, less than the then-current market price of the Junior Preferred Stock or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights associated with each share of common stock is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date. The number of outstanding Rights associated with each share of Convertible Preferred Stock is subject to adjustment in the event of a stock dividend on the Convertible Preferred Stock payable in shares of Convertible Preferred Stock or subdivisions, consolidations or combinations of the Convertible Preferred Stock occurring, in any such case, prior to the Distribution Date.

Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share of Junior Preferred Stock, and (b) an amount per share of Junior Preferred Stock equal to 1,000 times the dividend declared per share of the applicable series of common stock. In the event of liquidation, dissolution or winding up of Discovery, the holders of the Junior Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of the applicable series of common stock. Each share of Junior Preferred Stock will have 1,000 times the number of votes each share of the applicable series of common stock has on matters such series is entitled to vote on, which shall be voted together with the applicable series of common stock (and, accordingly, the Series C Junior Preferred Stock, like the Series C common stock, will not ordinarily have any voting power). Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of the applicable series of common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Junior Preferred Stock’s dividend, liquidation and voting rights, the value of the 1/1000th interest in a share of Junior Preferred Stock purchasable upon exercise of each Series A Right, Series B Right and Series C Right should approximate the value of one share of Series A common stock, Series B common stock and Series C common stock, respectively.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Series A common stock (in the case of a Series A Right), Series B common stock (in the case of a Series B Right) or Series C common stock (in the case of a Series C Right), having a market value equal to two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, Discovery is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom Discovery has engaged in such transaction (or its parent) that at the time of such transaction have a market value equal to two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of shares of common stock representing 50% or more of the total number of votes entitled to be cast generally by the holders of the common stock then outstanding, the board of directors of Discovery may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or Junior Preferred Stock (or a series of Discovery’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Junior Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock or common stock will be issued (other than fractions of Junior Preferred Stock which are integral multiples of 1/1000th of a share of Junior Preferred Stock, which may, at the election of Discovery, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Junior Preferred Stock or the common stock.

At any time prior to the time an Acquiring Person becomes such, the board of directors of Discovery may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at the option of Discovery, in cash, shares of common stock or such other form of consideration as the board of directors of Discovery shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors of Discovery in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights remain redeemable, Discovery may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, Discovery may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Discovery, including, without limitation, the right to vote or to receive dividends.

Registration Rights

At the closing of the Discovery Formation, Discovery and Advance/Newhouse entered into a registration rights agreement.

Pursuant to the registration rights agreement, subject to certain limitations and restrictions, Advance/Newhouse has the right to require Discovery to use its reasonable efforts to register the shares of Discovery common stock issuable upon conversion of the convertible preferred stock issued in the Discovery Formation. Advance/Newhouse has the right to demand up to three such registrations, subject to certain conditions. Discovery will be responsible for customary registration expenses incurred in connection with any such registration. Subject to certain limitations and restrictions, Advance/Newhouse has the right to assign any or all of its registration rights to any member of its stockholder group and to third parties. Any such transferee is required to agree to be bound by the registration rights agreement and such transfer is to be effected in accordance with applicable securities laws. Advance/Newhouse may effect an underwritten public offering with respect to shares included in a shelf registration statement so long as the gross proceeds to the selling holders are expected to exceed $100,000,000. Advance/Newhouse will be permitted to select one co-lead bookrunning managing underwriter for such public offering reasonably acceptable to Discovery and Discovery will select the remaining co-lead bookrunning managers.

Advance/Newhouse also has piggy-back registration rights to participate in any primary or secondary offering of shares of Discovery common stock by Discovery, whether for its own account or for the account of any other stockholders.

The registration rights agreement also contains customary provisions relating to blackout periods and indemnification

Transfer Agent and Registrar

The transfer agent for Discovery’s common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms and provisions of the preferred stock that Discovery may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any applicable prospectus supplement are not complete. You should refer to Discovery’s restated charter and bylaws and the certificate of designation in connection with the offering of a particular series of preferred stock.

General

Under Discovery’s restated charter, Discovery has authority to issue 200,000,000 shares of preferred stock, par value $0.01 per share. Discovery currently has two designated series of preferred stock. Discovery has authorized 75,000,000 shares of Series A convertible preferred stock and 75,000,000 shares of Series C convertible preferred stock. The remaining 50,000,000 authorized shares of preferred stock are undesignated as to series and are issuable in accordance with the provisions of the restated charter. As of June 13, 2012, 71,107,312 shares of Series A convertible preferred stock and 57,374,821 shares of Series C convertible preferred stock were issued and outstanding. We are not registering the resale of the outstanding Series A convertible preferred stock or the outstanding Series C convertible preferred, nor are we registering the issuance of additional shares of Series A convertible preferred stock or Series C convertible preferred stock pursuant to this prospectus.

Pursuant to Discovery’s restated charter, Discovery is authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of its board of directors. Discovery’s board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, powers, preferences and limitations applicable to each series of the preferred stock. The authorized shares of Discovery’s preferred stock are available for issuance without further action by Discovery’s stockholders, unless such action is subject to the approval of the holders of Series A convertible preferred stock or required by applicable law or the rules of any stock exchange or automated quotation system on which Discovery’s securities may be listed or traded. If the approval of Discovery’s stockholders is not required for the issuance of shares of Discovery’s preferred stock, Discovery’s board may determine not to seek stockholder approval.

A series of Discovery’s preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Discovery’s board of directors will make any determination to issue such shares based upon its judgment as to the best interests of Discovery’s stockholders. Discovery’s board of directors, in so acting, could issue Discovery’s preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of Discovery’s board of directors, including a tender offer or other transaction that some, or a majority, of Discovery stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether Discovery has elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of Discovery’s general creditors.

As described under “Description of Depositary Shares,” Discovery may, at its option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon Discovery’s liquidation, dissolution or winding up of its affairs, rank:

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senior to all classes or series of Discovery’s common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs;

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on a parity with all equity securities issued by Discovery, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs; and

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junior to all equity securities issued by Discovery, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by Discovery’s board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on Discovery’s stock books on record dates fixed by Discovery’s board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If Discovery’s board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and Discovery will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date Discovery initially issues shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Discovery’s affairs, then, before it makes any distribution or payment to the holders of any common stock or any other class or series of its capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of its affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of Discovery’s remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if Discovery’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of its capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon liquidation, dissolution or winding up and if Discovery has made liquidating distributions in full to all holders of preferred stock, it will distribute its remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, Discovery’s consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of its property or business will not be deemed to constitute a liquidation, dissolution or winding up of its affairs.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at Discovery’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by Discovery in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. Discovery may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of Discovery’s capital stock, the terms of such preferred stock may provide that, if no such shares of its capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of Discovery’s capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, Discovery will not redeem any preferred stock of a series unless:

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if that series of preferred stock has a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend period; or

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if such series of preferred stock does not have a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full dividends for the current dividend period.

In addition, Discovery will not acquire any preferred stock of a series unless:

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if that series of preferred stock has a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

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if that series of preferred stock does not have a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time Discovery may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of Discovery’s capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, Discovery will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that Discovery determines. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, Discovery will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on its stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and Discovery has set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights

Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to the restated charter that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into Series A common stock or Series C common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Series A common stock or Series C common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at Discovery’s option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Series A Convertible Preferred Stock and Series C Convertible Preferred Stock

The holders of Discovery’s Series A convertible preferred stock and Series C convertible preferred stock have the rights, powers and privileges described below.

General Voting Rights

In connection with any matter as to which the holders of Series A common stock and Series B common stock are entitled to vote other than the election of common stock directors, holders of Series A convertible preferred stock and, if holders of Series C common stock are entitled to vote pursuant to Delaware law, the holders of Series C convertible preferred stock, have the right to vote with holders of common stock on an as converted to common stock basis, voting together as a single class on all matters to be voted on by stockholders of Discovery (excluding the election of common stock directors).

Special Class Vote Matters

So long as Advance/Newhouse or any of the direct or indirect subsidiaries of Advance Publications, Inc. or Newhouse Broadcasting Corporation (collectively referred to as the “ ANPP Stockholder Group”) or any ANPP Permitted Transferee (as defined below) owns or has the right to vote such number of shares of Series A convertible preferred stock constituting at least 80% of the number of shares equal to the sum of (x) the number of shares of Series A convertible preferred stock issued to the ANPP Stockholder Group in the Transaction plus (y) the number of shares of Series A convertible preferred stock released to the ANPP Stockholder Group from escrow (such number of shares, the “Base Amount”), Discovery’s restated charter requires the consent of the holders of a majority of such shares of Series A convertible preferred stock (“Majority Holders”) before Discovery or any of its subsidiaries can take any of the actions described below (any such action, a “Special Class Vote Matter”).

The term “ANPP Permitted Transferee” means a person (who is not a member of the ANPP Stockholder Group) that acquires record and beneficial ownership of all outstanding shares of Series A convertible preferred stock from one or more members of the ANPP Stockholder Group or another ANPP Permitted Transferee, provided that the shares of Series A convertible preferred stock, Series C convertible preferred stock and Discovery common stock beneficially owned by such transferee and its affiliates immediately following such transfer do not exceed the Maximum Amount.

The term “Maximum Amount” means a number of shares of Discovery common stock equal to (x) 7.5% of the sum of (A) the number of shares of Discovery common stock (including shares issuable on conversion of Series A convertible preferred stock or Series C convertible preferred stock (other than escrow shares)) outstanding immediately following the effective time of the merger, (B) the number of shares of Discovery common stock issuable upon conversion of Series A convertible preferred stock and Series C convertible preferred stock released to the ANPP Stockholder Group from escrow, and (C) the number of shares of Discovery common stock issuable upon exercise of options of Discovery, which options were converted in the merger from options to acquire shares of DHC common stock; plus (y) the number of shares of Discovery common stock issuable upon conversion of the shares of Series A convertible preferred stock and Series C convertible preferred stock issued to Advance/New house in the Transaction; plus (z) any shares of Series A convertible preferred stock and Series C convertible preferred stock released from escrow. The Maximum Amount is subject to adjustment upon certain transfers of shares of Series A convertible preferred stock or Series C convertible preferred stock (or shares of common stock issuable upon conversion thereof). The Maximum Amount will be deemed to have been exceeded if after the date shares of Series A convertible preferred stock and Series C convertible preferred stock were initially issued to Advance/New house, any member of the ANPP Stockholder Group or any ANPP Permitted Transferee acquires shares of common stock or transfers shares of Series A convertible preferred stock or Series C convertible preferred stock to any third party and such transaction results in an increase in the aggregate voting power held by the ANPP Stockholder Group, ANPP Permitted Transferee, or such transferee and their respective affiliates collectively following such transaction by greater than 1% of the aggregate voting power held by the ANPP Stockholder Group immediately after the effective time of the merger. For purposes of calculating such aggregate voting power, escrow shares will be excluded, any shares of Series A convertible preferred stock released from escrow will be included, and the number of shares of Discovery common stock issuable upon exercise of options of Discovery outstanding immediately after the merger, will be included.

Special Class Vote Matters are any:

•	increase in the size of the board in excess of 11 directors;

•	fundamental change in the business of Discovery and its subsidiaries;

•	investment, joint venture or acquisition constituting a material departure from the current lines of business of Discovery;

•	the material amendment, alteration or repeal of any provision of Discovery’s restated charter or bylaws (or the organizational documents of any Discovery subsidiary);

•	related party transactions between Discovery and its subsidiaries and any related party unless similar to comparable transactions with third parties or on arm’s length terms;

•	merger, consolidation or other business combination by Discovery into another entity other than transactions with its direct or indirect wholly-owned subsidiaries;

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disposition or acquisition by Discovery or any of its subsidiaries of any assets or properties exceeding $250 million in aggregate value or acquisition in which stock consideration is paid having voting rights superior to the voting rights of the Series A convertible preferred stock;

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authorization, issuance, reclassification, redemption, exchange, subdivision or recombination of any equity securities of Discovery or its material subsidiaries other than certain specified exceptions;

•	action resulting in the voluntary liquidation, dissolution or winding up of Discovery or any of its material subsidiaries;

•	substantial change in Discovery’s service distribution policy and practices;

•	dividend on, or distribution to holders of, equity securities of Discovery or any subsidiary of Discovery subject to specified exceptions;

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incurrence of indebtedness by Discovery or any of its subsidiaries if total debt of Discovery and its subsidiaries would exceed four times the annualized cash flow of Discovery for the previous four consecutive quarterly periods or result in debt service for the next twelve months exceeding sixty-six percent of its annualized cash flow;

•	appointment or removal of the Chairman of the board or Chief Executive Officer of Discovery;

•	public offering of any securities of Discovery or any of its subsidiaries subject to certain specified exceptions; and

•	adoption of Discovery’s annual business plan or any material deviation therefrom.

Series A Preferred Stock Directors

The holders of the Series A convertible preferred stock have the right to elect three members of the board of directors and two such directors must qualify as independent directors as defined by the applicable rules and regulations of Nasdaq or the SEC. The shares of common stock are not entitled to vote in the election of such directors.

Any vacancy in the office of a preferred stock director will be filled solely by the holders of the Series A convertible preferred stock entitled to appoint such director. A preferred stock director may be removed without cause by the written consent of the holders of a majority of the then outstanding shares of the Series A convertible preferred stock and may be removed with cause (as defined in Discovery’s restated charter) upon the affirmative vote of the holders of a majority of the total voting power of the then outstanding shares of Discovery’s common stock and Series A convertible preferred stock and any other series of preferred stock entitled to vote upon the election of common stock directors voting together as a single class.

Dividends

Subject to the prior preferences and other rights of any senior stock, whenever a cash dividend is paid to the holders of Discovery common stock, Discovery will also pay to the holders of the Series A convertible preferred stock and Series C convertible preferred stock an equal per share cash dividend on an as converted to common stock basis.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the option of the holder, into one share of Series A common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock. Each share of Series C convertible preferred stock is initially convertible, at the option of the holder, into one share of Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock.

Generally, each share of Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock if such share is transferred to a third party and such transfer is not a permitted transfer. In addition, all of the outstanding Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock at such time as the number of outstanding shares of Series A convertible preferred stock is less than 80% of the Base Amount.

Liquidation Preference

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment with respect to any stock ranking senior to Series A convertible preferred stock or Series C convertible preferred stock, the holders of Series A convertible preferred stock and Series C convertible preferred stock will receive, before any payment or distribution is made to the holders of any common stock or other junior stock, an amount (in cash or property) equal to $.01 per share. Following payment of such amount and the payment in full of all amounts owing to the holders of securities ranking senior to Discovery’s common stock, holders of Series A convertible preferred stock and Series C convertible preferred stock will be entitled to share ratably, on an as-converted to common stock basis, with the holders of Discovery’s common stock, as to any amounts remaining for distribution to such holders.

DESCRIPTION OF DEPOSITARY SHARES

General

Discovery may, at its option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by Discovery to act as depositary, under a deposit agreement between Discovery, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, Discovery’s restated charter and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with Discovery’s approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Discovery, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever Discovery redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as Discovery has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and Discovery will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

Discovery will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Discovery will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between Discovery and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or Discovery only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with Discovery’s dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Discovery notice of its election to do so, and Discovery may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon Discovery’s appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from Discovery, that are delivered to the depositary and that Discovery is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications Discovery delivers to the depositary as the holder of preferred stock.

Limitation of Liability

Neither Discovery nor the depositary will be liable if either of them is prevented or delayed by law or any circumstance beyond Discovery’s control in performing its obligations. Discovery’s obligations and those of the depositary will be limited to performance in good faith of its and their duties thereunder. Discovery and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Discovery and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Discovery may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Discovery, and obligating Discovery to sell to or purchase from the holders, a specified number of shares of Discovery’s common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of one or more stock purchase contracts and beneficial interests in

•	debt securities;

•	debt obligations of third parties, including U.S. treasury securities; or

•	any other securities described in the applicable prospectus supplement or any combination of the foregoing,

securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Discovery to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including without limitation by pledging their interest in another stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

Discovery may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. Discovery may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If Discovery issues warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which Discovery will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•

if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•

the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, stock purchase contract, stock purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, stock purchase contracts, stock purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

Discovery may issue registered debt securities, depositary shares, stock purchase contracts, stock purchase units and warrants, and DCH and DCL may issue registered debt securities, in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, deposit agreement, stock purchase contract, unit agreement or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, deposit agreement, stock purchase contract, unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, deposit agreement, stock purchase contract, unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, deposit agreement, stock purchase contract, unit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to depositary shares, warrants, stock purchase contracts or stock purchase units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Discovery, DCH, DCL, the trustees, the warrant agents, the unit agents or any other agent of Discovery, DCH or DCL, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Discovery Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,681,818 Shares

Discovery Communications, Inc.

Series C Common Stock

P R O S P E C T U S    S U P P L E M E N T

BofA Merrill Lynch

J.P. Morgan

Citigroup

RBS

SunTrust Robinson Humphrey

BNY Mellon Capital Markets, LLC

Piper Jaffray

Wells Fargo Securities

March 6, 2013